Exhibit 99.1

RELEASE DATE: January 20, 2006

FASTENAL COMPANY REPORTS 2005 ANNUAL AND FOURTH QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the twelve months and quarter ended December 31, 2005. Dollar amounts are in thousands.

Net sales for the year ended December 31, 2005 totaled $1,523,333, an increase of 23.0% over net sales of $1,238,492 in 2004. Operating income increased from $207,157 in 2004 to $267,864 in 2005, an increase of 29.3%. Net earnings increased from $130,989 in 2004, to $166,815 in 2005, an increase of 27.4%. Basic and diluted earnings per share increased from $.86 to $1.10 for the comparable periods.

Net sales for the three-month period ended December 31, 2005 totaled $384,043, an increase of 20.6% over net sales of $318,465 in the fourth quarter of 2004. Fourth quarter operating income increased from $50,436 in 2004 to $62,823 in 2005, an increase of 24.6%. Fourth quarter net earnings increased from $33,269 in 2004 to $39,164 in 2005, an increase of 17.7%. Basic and diluted earnings per share increased from $.22 to $.26 for the comparable periods.

During 2005, Fastenal opened 222 new store sites. These 222 new sites represent an additional 14.5% stores since December 31, 2004. There were 6,392 site employees as of December 31, 2005, an increase of 16.2% from December 31, 2004.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (2005 group represents store sites opened in 2000 and earlier and 2004 group represents store sites opened in 1999 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2004 and 2005, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	8.4%	13.4%	11.6%	15.0%	18.2%	19.3%	18.4%	15.6%	16.4%	16.5%	13.8%	16.1%
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%

Stores more than two years old – Our stores more than five years old above, when combined with stores two to five years of age, represent a consistent same-store view of our business (2005 group reflects store sites opened in 2003 and earlier and 2004 group represents store sites opened in 2002 and earlier). During the twelve months of 2004 and 2005, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	11.5%	15.2%	13.9%	16.4%	20.1%	19.8%	19.8%	17.5%	17.8%	18.5%	16.0%	18.0%
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%

All company sales – During the twelve months of 2004 and 2005, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%

The January 2004 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2004 to November 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The 2004 period was positively impacted by inflation in the steel based products we sell. The December 2005 daily sales growth rate was weaker than we expected; however, we believe it is an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina.

IMPACT OF CURRENT INITIATIVES:

During 2005, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, and (3) an expanded store model called CSP II.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005 despite the fact we experienced an increase of approximately 31.7% in per gallon diesel fuel costs versus the same period in 2004.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP II store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the third and fourth quarters of 2005, 30 stores were converted to the CSP II format. The balance sheet impacts of these conversions are described below in the working capital discussion.

IMPACT OF HURRICANES AND FUEL PRICES DURING THE YEAR:

During the third quarter of 2005, two hurricanes (Katrina and Rita) dramatically impacted the gulf coast of North America. The first of these two hurricanes had a meaningful impact on Fastenal from the immediate disaster. This includes: (1) dislocated employees (thankfully, we lost no employees), (2) the complete destruction of four stores, (3) a meaningful impact to another eleven stores due to wind damage, water damage, power outages, or communication failures, (4) a lesser impact to approximately fifteen additional stores due to storms that were spawned by the hurricane. In the aftermath of the hurricanes, we have assisted our dislocated employees with temporary housing, vehicles, food, and clothing; this thanks to gifts from Fastenal, its shareholder base, and its employee base. Despite the impact to Fastenal, we were able to react to the needs of our customers and experienced an increase over planned sales of approximately $4,000 in this geographic area during September. While much of this business was at a lower gross margin, it helped supplement the pay of our personnel impacted most by the hurricane.

Rising fuel prices did take a toll on the twelve-month period and quarter ended December 31, 2005. During 2004, our vehicle fuel costs averaged approximately $895, $1,028, $1,134, and $1,286 per month in the first, second, third, and fourth quarters, respectively. Our fleet consists of a variety of distribution vehicles as well as store delivery vehicles. During 2005, vehicle fuel costs have averaged approximately $1,248, $1,500, $1,677, and $1,759 per month in the first, second, third, and fourth quarters, respectively. These increases relate to the rising fuel costs, the freight initiative discussed earlier, and to the increase in sales and store locations. The increases were greatly reduced during the third and fourth quarters by a very effective conservation effort by our store personnel. The related increases in heating costs have impacted the fourth quarter of 2005, but were not as extreme due to the mild temperatures in much of North America during November and December.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Year Ended December 31,		Three Months Ended December 31,
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	49.8%	49.7%	50.4%	49.8%

Operating and administrative expenses	32.2%	32.9%	34.0%	33.9%
Gain/(loss) on sale of property and equipment	0.0%	(0.1)%	0.0%	0.0%

Operating income	17.6%	16.7%	16.4%	15.8%

Interest income	0.1%	0.1%	0.1%	0.1%

Earnings before income taxes	17.7%	16.8%	16.5%	15.9%

Note – Amounts may not foot due to rounding difference.

Reclassification note: Historically, we have included certain of our internal trucking costs in operating and administrative expenses. These costs include items such as driver pay, truck depreciation, and the cost of our transfer stations and transfer trucks. Historically, we felt this classification was appropriate for a distribution business; however, we now believe our distribution operation has many characteristics of an outside trucking firm. Our costs associated with outside trucking, such as small parcel and less-than-truckload (or LTL) shipping have historically been included in cost of goods sold. We have reclassified the distribution expenses discussed above from operating and administrative expenses to costs of goods sold as we believe it provides a more accurate presentation for the readers of our financial statements; and have also reclassified the 2004 presentation to consistently reflect the new classification. This reclassification lowered the gross profit margin and the operating and administrative expense percentages above by 0.8% points and 0.7% points in the years ended 2005 and 2004, respectively.

Gross profit margins for the twelve months of 2005 and 2004 were similar. The gross margin in 2005 was reduced by the greater inflation cost in the steel based products flowing through cost of sales. The impact was expected, and reflects product costs in the last three to six month ‘turn period’ of inventory in a ‘first-in, first-out’ inventory costing model. This impact was more than offset by an improvement in the gross profit associated with net freight revenue since May 2005 and a reduction in outside freight costs in the last quarter of 2005 due to the freight initiatives discussed earlier.

Operating and administrative expenses grew at a slower rate than net sales growth during 2005. This was primarily due to the tight management of employee numbers throughout the organization in all of 2004 and 2005. As discussed in our 2004 annual report, payroll and related expenses have historically represented approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. This tight management was significant, given the store expansion (discussed earlier and later). We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency. We were pleased with the our organization’s ability to manage operating and administrative expenses in 2005, while also providing approximately $2,500 in our annual profit sharing contribution to our employees’ 401(k) plan. This contribution was a new program introduced in 2005.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.0% and 37.1% in 2005 and 2004, respectively. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions. During 2004, Fastenal reached an agreement with several of these jurisdictions regarding open tax matters. This resulted in an adjustment to the tax contingency reserve recorded in our financials statements. This benefit was realized during the fourth quarter of 2004. Absent this adjustment, our effective income tax rate in 2004 would have been approximately 38.0%.

WORKING CAPITAL:

Two components of working capital, accounts receivable and inventories, improved during 2005. The annual rate of growth and the dollar increase since last year and since the third quarter were as follows at December 31, 2005 and 2004:

	December 31,
Annual rate of growth	2005	2004
Accounts receivable	12.9%	26.2%
Inventories	17.6%	32.0%

	Year Ended December 31,		Three Months Ended December 31,
Dollar growth (decrease)	2005	2004	2005	2004
Accounts receivable	$21,056	33,744	(20,784)	(7,765)
Inventories	$54,228	74,449	9,475	17,423

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

The accounts receivable increase of 12.9% represents a meaningful lag behind the 23.0% and 20.6% sales increase in 2005 and the fourth quarter 2005, respectively. We are pleased with the improvements in accounts receivable in 2005, and with the related reduction in bad debt expense when compared to 2004.

The inventory increase for the twelve months of 2005 was higher than our goal of 15%. The $16,000 of additional inventory for store openings and store conversions was expected. However, during 2005 we did add inventory related to the CSP II initiative. This item amounted to approximately $3,500.

Overall, our initiatives are having a positive impact on accounts receivable and inventory. Our 2005 goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2005 and 2004 we had a ratio of 2.8:1 and 2.6:1, respectively). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1.

STORE OPENINGS:

As discussed in previous public statements, the Company’s goal is to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2005, the Company operated 1,755 stores; therefore, we expect to open approximately 228 to 316 new stores in 2006. The Company opened 222 new stores in 2005, 219 new stores in 2004, and 151 new stores in 2003; or an increase over the previous December of 14.5%, 16.7%, and 12.9%, respectively. While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or CSP) in 2005. As of December 31, 2005, approximately 97% of our stores were operating in a CSP fashion. Since the CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP II format. The CSP II format represents a further expansion of the Fastenal standard inventory stocking model at the store level. As of December 31, 2005, 30 stores had been converted to the CSP II format. We expect to convert additional stores to the CSP II format in 2006.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding management of headcount and labor efficiency, working capital goals, rates of return on assets when working capital is appropriately managed, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, and the conversion of stores to the CSP II format. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP II rollout. A change in the economy from that currently being experienced, a change in customer buying patterns, a change in forecasts, or a change in vendor production lead times could cause working capital (including inventory) and rates of return on assets to change from expected amounts. A change in the number of markets able to support future store sites could change the management of headcount, which in turn, together with changes in sales growth and store openings, could impact labor efficiency. A discussion of other risks and uncertainties is included in the Company’s 2004 annual report under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$56,204	33,503
Marketable securities	669	5,496
Trade accounts receivable, net of allowance for doubtful accounts of $3,875 and $5,181, respectively	183,556	162,500
Inventories	361,561	307,333
Deferred income tax asset	9,925	6,494
Other current assets	31,980	22,740

Total current assets	643,895	538,066

Marketable securities	13,228	35,468
Property and equipment, less accumulated depreciation	224,448	193,446
Other assets, less accumulated amortization	3,351	3,254

Total assets	$884,922	770,234

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$38,572	39,276
Accrued expenses	45,145	31,633
Income taxes payable	2,708	274

Total current liabilities	86,425	71,183

Deferred income tax liability	14,948	14,682

Stockholders’ equity:
Common stock, 200,000,000 shares authorized 151,054,752, and 151,754,752 shares issued and outstanding, respectively*	1,511	1,518
Additional paid-in capital*	—	12,934
Retained earnings	776,598	662,517
Accumulated other comprehensive income	5,440	7,400

Total stockholders’ equity	783,549	684,369

Total liabilities and stockholders’ equity	$884,922	770,234

*	Reflects adjustments made to both years related to the two-for-one stock split in November 2005.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	Year ended December 31,		Three months ended December 31,
	2005	2004	2005	2004
Net sales	$1,523,333	1,238,492	384,043	318,465

Cost of sales	765,230	622,606	190,618	159,836

Gross profit	758,103	615,886	193,425	158,629

Operating and administrative expenses	489,792	408,077	130,468	108,105
Loss on sale of property and equipment	447	652	134	88

Operating income	267,864	207,157	62,823	50,436

Interest income	1,192	1,179	346	287

Earnings before income taxes	269,056	208,336	63,169	50,723

Income tax expense	102,242	77,347	24,005	17,454

Net earnings	$166,814	130,989	39,164	33,269

Basic and diluted net earnings per share	$1.10	0.86	0.26	0.22

Basic weighted average shares outstanding*	151,270	151,755	151,055	151,755

Diluted weighted average shares outstanding*	151,508	151,972	151,343	151,992

*	Reflects adjustments made related to the two-for-one stock split in November 2005.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$166,814	130,989
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	29,006	23,643
Loss on sale of property and equipment	447	652
Bad debt expense	5,933	6,931
Deferred income taxes	(3,165)	(1,520)
Tax benefits from exercise of stock options	—	4,248
Amortization of non-compete agreement	67	67
Changes in operating assets and liabilities:
Trade accounts receivable	(26,989)	(40,675)
Inventories	(54,228)	(74,449)
Other current assets	(9,240)	(5,294)
Accounts payable	(704)	(848)
Accrued expenses	13,512	10,816
Income taxes, net	2,434	338
Other	(1,975)	2,539

Net cash provided by operating activities	121,912	57,437

Cash flows from investing activities:
Purchase of property and equipment	(65,910)	(52,687)
Proceeds from sale of property and equipment	5,455	4,499
Net decrease in marketable securities	27,067	4,903
Increase in other assets	(164)	(252)

Net cash used in investing activities	(33,552)	(43,537)

Cash flows from financing activities:
Purchase of common stock	(18,739)	—
Payment of dividends	(46,935)	(30,350)

Net cash used in financing activities	(65,674)	(30,350)

Effect of exchange rate changes on cash	15	203

Net increase (decrease) in cash and cash equivalents	22,701	(16,247)

Cash and cash equivalents at beginning of period	33,503	49,750

Cash and cash equivalents at end of period	$56,204	33,503

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$99,808	74,281